Exhibit 5.1

Jason A. Wasserman Direct Dial: 410.385.4283 jaw@shapirosher.com 250 West Pratt Street Suite 2000 Baltimore, Maryland 21201 P 410.385.0202 F 410.539.7611 shapirosher.com

May 20, 2026

Strawberry Fields REIT, Inc.

6101 Nimtz Parkway

South Bend, Indiana 46628

Re:	Registration Statement on Form S-3
Commission File No. 333-295065

Ladies and Gentlemen:

We have served as Maryland counsel to Strawberry Fields REIT, Inc., a Maryland corporation (the “Company”), in connection with certain matters of Maryland law arising out of the sale and issuance by the Company of up to an aggregate of 2,603,936 shares (the “Warrant Shares”) of the Company’s common stock, $0.0001 par value per share (the “Common Stock”). The Warrant Shares may be issued after the date of this opinion upon the exercise of certain Series 1 Warrants (the “Warrants”) that were issued in an offering outside of the United States pursuant to Regulation S to investors in Israel (the “Warrant Offering”). The offering and sale of the Warrant Shares are covered by the above-referenced Registration Statement, and all amendments thereto (the “Registration Statement”), filed by the Company with the United States Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”).

In connection with our representation of the Company, and as a basis for the opinions hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (hereinafter collectively referred to as the “Documents”):

(i) The Registration Statement and the form of Prospectus included therein (the “Prospectus”), in the form in which it was filed with the Commission under the Securities Act;

(ii) The Company’s Prospectus, dated April 15, 2026, as supplemented by the Company’s Prospectus Supplement, dated as of May 20, 2026 (the “Prospectus Supplement”), each in the form in which it was filed with the Commission pursuant to Rule 424(b) promulgated under the Securities Act;

Strawberry Fields REIT, Inc. Page 2 May 20, 2026

(iii) The charter of the Company (the “Charter”), certified by the State Department of Assessments and Taxation of Maryland (the “SDAT”);

(iv) The Amended and Restated Bylaws of the Company (the “Bylaws”), certified as of the date hereof by an officer of the Company;

(v) Resolutions adopted by the Board of Directors of the Company (the “Board”), relating to, among other matters, the offering, issuance and sale of the Warrant Shares (the “Resolutions”), certified as of the date hereof by an officer of the Company;

(vi) A certificate of the SDAT as to the good standing of the Company, dated as of a recent date;

(vii) A certificate executed by an officer of the Company, dated as of the date hereof; and

(viii) Such other documents and matters as we have deemed necessary or appropriate to express the opinions set forth in this letter, subject to the assumptions, limitations and qualifications stated herein.

In expressing the opinions set forth below, we have assumed the following:

(a) Each individual executing any of the Documents, whether on behalf of such individual or another person, is legally competent to do so.

(b) Each individual executing any of the Documents on behalf of a party (other than the Company) is duly authorized to do so.

(c) Each of the parties (other than the Company) executing any of the Documents has duly and validly executed and delivered each of the Documents to which such party is a signatory, and such party’s obligations set forth therein are legal, valid and binding and are enforceable in accordance with all stated terms.

(d) All Documents submitted to us as originals are authentic. The form and content of all Documents submitted to us as unexecuted drafts do not differ in any respect relevant to this opinion from the form and content of such Documents as executed and delivered. All Documents submitted to us as certified or photostatic copies conform to the original documents. All signatures on all Documents are genuine. All public records reviewed or relied upon by us or on our behalf are true and complete. All representations, warranties, statements and information contained in the Documents are true and complete. There has been no oral or written modification of or amendment to any of the Documents, and there has been no waiver of any provision of any of the Documents, by action or omission of the parties or otherwise.

(e) The Warrant Shares will not be issued or transferred in violation of any restriction or limitation contained in Article VI of the Charter.

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(f) Upon the issuance of any Warrant Shares, the total number of shares of Common Stock issued and outstanding will not exceed the total number of shares of Common Stock that the Company is then authorized to issue under the Charter.

Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, it is our opinion that:

1. The Company is a corporation duly incorporated and existing under and by virtue of the laws of the State of Maryland and is in good standing with the SDAT.

2. The issuance of the Warrant Shares has been duly authorized and, when and if issued and delivered upon proper exercise of the Warrants in accordance with the terms of the Warrants and in accordance with the Registration Statement, the Prospectus Supplement and the Resolutions, the Warrant Shares will be validly issued, fully paid and nonassessable.

The foregoing opinions are limited to the laws of the State of Maryland and we do not express any opinion herein concerning federal law or any other state law, or the law of the State of Israel. We express no opinion as to the applicability or effect of any federal, state, or Israeli securities laws, including the securities laws of the State of Maryland, federal or state laws regarding fraudulent transfers or the laws, codes or regulations of any municipality or other jurisdiction. To the extent that any matter as to which our opinion is expressed herein would be governed by the laws of any jurisdiction other than the State of Maryland, we do not express any opinion on such matter. The opinions expressed herein are subject to the effect of any judicial decision which may permit the introduction of parol evidence to modify the terms or the interpretation of agreements.

We express no opinion as to the legality of the issuance of the Warrants or the Warrant Offering, which were issued in an offering outside of the United States pursuant to Regulation S to investors in Israel.

The opinions expressed herein are limited to the matters specifically set forth herein and no other opinion shall be inferred beyond the matters expressly stated. We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinions expressed herein after the date hereof.

This opinion is being furnished to you for submission to the Commission as an exhibit to a Current Report on Form 8-K relating to the issuance of the Warrant Shares (the “Current Report”). We hereby consent to the filing of this opinion as an exhibit to the Current Report and to the use of the name of our firm therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act.

Very truly yours,

/s/ Shapiro Sher Guinot & Sandler, P.A.

SHAPIRO SHER GUINOT & SANDLER, P.A.